SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No.12)(1)


                       CORNERSTONE INTERNET SOLUTIONS CO.
--------------------------------------------------------------------------------
                                 Name of Issuer)


                         COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   293636106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    Copy to:

Seneca Ventures                          Morrison Cohen Singer & Weinstein, LLP
68 Wheatley Road                         750 Lexington Avenue
Brookville, New York 11545               New York, New York 10022
Telephone (516) 626-3070                 Telephone (212) 735-8600

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
               Authorized to Receive Notices and Communications)


                               December 14, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d - 1(e), 240.13d- 1(f) or 240.13d-1(g), check the following box |_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.ss. 240.13d-7 for other parties to whom copies are to be sent.


                        (Continued on following page(s))




-------------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                                Barry Rubenstein
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                     WC, OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    263,000 shares                                    1.1%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           5,975,951 shares                                 25.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    263,000 shares                                    1.1%
              _________________________________________________________________
               10   Shared Dispositive Power

                    5,975,951 shares                                 25.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                6,238,951 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              26.8%

________________________________________________________________________________
14   Type of Reporting Person

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                              Woodland Venture Fund
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                     WC, OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                 New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    150,000 shares                                    0.6%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           313,000 shares                                    1.3%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    150,000 shares                                    0.6%
              _________________________________________________________________
               10   Shared Dispositive Power

                    313,000 shares                                    1.3%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                 463,000 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                               2.0%

________________________________________________________________________________
14   Type of Reporting Person

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                                 Seneca Ventures
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                     WC, OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                 New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    50,000 shares                                     0.2 %
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           413,000 shares                                    1.8%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    50,000 shares                                     0.2 %
              _________________________________________________________________
               10   Shared Dispositive Power

                    413,000 shares                                    1.8%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                 463,000 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                               2.0%

________________________________________________________________________________
14   Type of Reporting Person

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                             Woodland Services Corp.
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                 New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           463,000 shares                                    2.0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    463,000 shares                                    2.0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                 463,000 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                               2.0%

________________________________________________________________________________
14   Type of Reporting Person

                                       CO
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                   21st Century Communications Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                     WC, OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                 Delaware
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    2,162,234 shares                                  9.4%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           1,025,717 shares                                  4.4%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    2,162,234 shares                                  9.4%
              _________________________________________________________________
               10   Shared Dispositive Power

                    1,025,717 shares                                  4.4%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                3,187,951 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              13.8%

________________________________________________________________________________
14   Type of Reporting Person

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                 21st Century Communications T-E Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                     WC, OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                 Delaware
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    740,104 shares                                    3.2%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           2,447,847 shares                                 10.6%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    740,104 shares                                    3.2%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,447,847 shares                                 10.6%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                3,187,951 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              13.8%

________________________________________________________________________________
14   Type of Reporting Person

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


               21st Century Communications Foreign Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                     WC, OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                 Delaware
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    285,613 shares                                    1.2%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           2,902,338 shares                                 12.6%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    285,613 shares                                    1.2%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,902,338 shares                                 12.6%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                3,187,951 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              13.8%

________________________________________________________________________________
14   Type of Reporting Person

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                               Michael J. Marocco
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           3,187,951 shares                                 13.8%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    3,187,951 shares                                 13.8%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                3,187,951 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              13.8%

________________________________________________________________________________
14   Type of Reporting Person

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                                 John Kornreich
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           3,187,951 shares                                 13.8%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    3,187,951 shares                                 13.8%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                3,187,951 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              13.8%

________________________________________________________________________________
14   Type of Reporting Person

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                                 Harvey Sandler
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           3,187,951 shares                                 13.8%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    3,187,951 shares                                 13.8%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                3,187,951 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              13.8%

________________________________________________________________________________
14   Type of Reporting Person

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                                 Andrew Sandler
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           3,187,951 shares                                 13.8%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    3,187,951 shares                                 13.8%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                3,187,951 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              13.8%

________________________________________________________________________________
14   Type of Reporting Person

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                                 Barry Fingerhut
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                     WC, OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    1,000 shares                                      0.01%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           5,775,951 shares                                 25.0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    1,000 shares                                      0.01%
              _________________________________________________________________
               10   Shared Dispositive Power

                    5,775,951 shares                                 25.0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                5,776,951 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              25.0%

________________________________________________________________________________
14   Type of Reporting Person

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                                  Irwin Lieber
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                     WC, OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    6,000 shares                                      0.01%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           5,775,951 shares                                 25.0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    6,000 shares                                      0.01%
              _________________________________________________________________
               10   Shared Dispositive Power

                    5,775,951 shares                                 25.0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                5,781,951 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              25.0%

________________________________________________________________________________
14   Type of Reporting Person

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                                Woodland Partners
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                     WC, OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                  New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           463,000 shares                                    2.0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                     463,000 shares                                   2.0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                 463,000 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              2.0%

________________________________________________________________________________
14   Type of Reporting Person

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


     Wheatley Partners II, L.P. (formerly, Applewood Associates, L.P.)

________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                     WC, OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                  New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    2,588,000 shares                                 11.2%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           0 shares                                            0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    2,588,000 shares                                 11.2%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                            0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                2,588,000 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              11.2%

________________________________________________________________________________
14   Type of Reporting Person

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                             Applewood Capital Corp.
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                  New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           2,588,000 shares                                 11.2%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,588,000 shares                                 11.2%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                2,588,000 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              11.2%

________________________________________________________________________________
14   Type of Reporting Person

                                      CO
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                                   Seth Lieber
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           2,588,000 shares                                 11.2%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,588,000 shares                                 11.2%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                2,588,000 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              11.2%

________________________________________________________________________________
14   Type of Reporting Person

                                      IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                                 Jonathan Lieber
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           2,588,000 shares                                 11.2%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,588,000 shares                                 11.2%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                2,588,000 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              11.2%

________________________________________________________________________________
14   Type of Reporting Person

                                      IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                               Marilyn Rubenstein
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           463,000 shares                                    2.0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    463,000 shares                                    2.0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                 463,000 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                               2.0%

________________________________________________________________________________
14   Type of Reporting Person

                                      IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


               The Marilyn and Barry Rubenstein Family Foundation
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           463,000 shares                                    2.0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    463,000 shares                                    2.0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                 463,000 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                               2.0%

________________________________________________________________________________
14   Type of Reporting Person

                                      OO
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                                Brian Rubenstein
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           0 shares                                            0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                            0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                                 0%

________________________________________________________________________________
14   Type of Reporting Person

                                      IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                               Rebecca Rubenstein
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           0 shares                                            0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                            0%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                                 0%

________________________________________________________________________________
14   Type of Reporting Person

                                      IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                               Douglas Schimmel
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           3,187,951 shares                                 13.8%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    3,187,951 shares                                 13.8%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                3,187,951 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              13.8%

________________________________________________________________________________
14   Type of Reporting Person

                                      IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                                  Hannah Stone
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           3,187,951 shares                                 13.8%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    3,187,951 shares                                 13.8%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                3,187,951 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              13.8%

________________________________________________________________________________
14   Type of Reporting Person

                                      IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                       13D


1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)


                                    David Lee
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group (See Instructions)                               (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)

                                       OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal
     Proceedings is Required Pursuant                                 [_]
     to Items 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                            0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
by Each
Reporting           3,187,951 shares                                 13.8%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                            0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    3,187,951 shares                                 13.8%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned by Each Reporting Person

                                3,187,951 shares
________________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) Excludes Certain
     Shares (See Instructions)


________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)                                              13.8%

________________________________________________________________________________
14   Type of Reporting Person

                                      IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This statement, dated December 14, 1999, constitutes Amendment No. 12 to the Schedule 13D, dated September 11, 1995, regarding the reporting persons ownership of certain securities of Cornerstone Internet Solutions Co. (the "Issuer").

     The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Amendment No. 12 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.

ITEM 4. Purpose of Transaction.

     Other than the reporting persons' purchase or sale of additional securities of the Issuer, no reporting person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a)-(j) of
Item 4 of Schedule 13D except as set forth herein.

ITEM 5. Interests in Securities of the Issuer.

     (a) The following list sets forth the aggregate number and percentage (based on 13,669,292 shares of Common Stock outstanding as of August 31, 1999, as reported by the Issuer in its Form 10-Q for the quarter ended August 31, 1999 plus, 9,450,000 shares of Common Stock issued upon the conversion by the reporting persons of 7,560 shares of Class D Preferred Stock, in the aggregate, into Common Stock), of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of January 6, 2000.

                                       Shares of                                              Percentage of Shares
                                      Common Stock               Percent of Voting               of Common Stock
            Name                  Beneficially Owned(2)               Control                 Beneficially Owned(2)
           ------                 ------------------                  -------                 ------------------

Barry Rubenstein                    6,238,951 (2,3,4,5,6)              26.8%                         26.8%

Woodland Venture Fund                 463,000 (2,3,4)                   2.0%                          2.0%

Seneca Ventures                       463,000 (2,3,4)                   2.0%                          2.0%

Woodland Services Corp.               463,000 (2,3,4)                   2.0%                          2.0%

21st Century                        3,187,951 (3, 7)                   13.8%                         13.8%
 Communications
  Partners, L.P.

21st Century                        3,187,951 (3,8 )                   13.8%                         13.8%
 Communications T-E
  Partners, L.P.

21st Century                        3,187,951 (3,9)                    13.8%                         13.8%
 Communications
Foreign Partners, L.P.

Michael Marocco                     3,187,951 (3,6)                    13.8%                         13.8%

John Kornreich                      3,187,951 (3,6)                    13.8%                         13.8%

------------------------------

(2)  Includes shares of Common Stock issuable upon the exercise of the options.

(3) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therein.

(4) Includes 50,500 shares of Common Stock held in Barry Rubenstein's Rollover IRA account, 37,500 shares of Common Stock owned by Barry Rubenstein, 150,000 shares of Common Stock owned by Woodland Venture Fund, and 50,000 shares of Common Stock owned by Seneca Ventures.

(5)  Includes  2,588,000  shares of Common Stock owned by Wheatley  Partners II,
     L.P.

(6) Includes 3,187,951 shares of Common Stock owned by 21st Century, T-E and Foreign.

(7)  Includes   2,162,234  shares  of  Common  Stock.   21st  Century  disclaims
     beneficial ownership of 740,104 shares of Common Stock owned by T-E and 285,613 shares of Common Stock owned by Foreign.

(8) Includes 740,104 shares of Common Stock. T-E disclaims beneficial ownership of 2,162,234 shares of Common Stock owned by 21st Century and 285,613 shares of Common Stock owned by Foreign.

(9) Includes 285,613 shares of Common Stock. Foreign disclaims beneficial ownership of 2,162,234 shares of Common Stock owned by 21st Century and 740,104 shares of Common Stock owned by T-E.

                                       Shares of                                              Percentage of Shares
                                      Common Stock               Percent of Voting               of Common Stock
            Name                  Beneficially Owned(2)               Control                 Beneficially Owned(2)
           ------                 ------------------                  -------                 ------------------

Harvey Sandler                      3,187,951 (3,6)                    13.8%                         13.8%

Andrew Sandler                      3,187,951 (3,6)                    13.8%                         13.8%

Barry Fingerhut                     5,776,951 (3,5,6)                  25.0%                         25.0%

Irwin Lieber                        5,781,951 (3,5,6)                  25.0%                         25.0%

Woodland Partners                     463,000 (2,3,4)                   2.0%                          2.0%

Wheatley Partners II, L.P.          2,588,000 (5)                      11.2%                         11.2%

Applewood Capital Corp.             2,588,000 (3,5)                    11.2%                         11.2%

Seth Lieber                         2,588,000 (3,5)                    11.2%                         11.2%

Jonathan Lieber                     2,588,000 (3,5)                    11.2%                         11.2%

Marilyn Rubenstein                    463,000 (2,3,4)                   2.0%                          2.0%

The Marilyn and Barry                 463,000 (2,3,4)                   2.0%                          2.0%
 Rubenstein Family
  Foundation

Brian Rubenstein                            0                             0%                            0%

Rebecca Rubenstein                          0                             0%                            0%

Douglas Schimmel                    3,187,951 (3,6)                    13.8%                         13.8%

Hannah Stone                        3,187,951 (3,6)                    13.8%                         13.8%

David Lee                           3,187,951 (3,6)                    13.8%                         13.8%


     (b) Barry Rubenstein has sole power to vote and to dispose of 263,000 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 1.1% of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia, a Trustee of the Foundation and a general partner of Wheatley Partners II, L.P., Seneca, the Fund and Woodland Partners, Barry Rubenstein may be deemed to have shared power to vote and to depose of 5,975,951 shares of Common Stock, representing approximately 25.7% of the outstanding Common Stock.

     The Fund has sole power to vote and to dispose of 150,000 shares of Common Stock, representing approximately 0.6% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 313,000 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 1.3% of the outstanding Common Stock.

     Seneca has sole power to vote and to dispose of 50,000 shares of Common Stock, representing approximately 0.2% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 413,000 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 1.8% of the outstanding Common Stock.

     Woodland Services Corp. has shared power to vote and to dispose of 463,000 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 2.0% of the outstanding Common Stock.

     21st Century has sole power to vote and to dispose of 2,162,234 shares of Common Stock, representing approximately 9.4% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 1,025,717 shares of Common Stock, representing approximately 4.4% of the outstanding Common Stock.

     T-E has sole power to vote and to dispose of 740,104 shares of Common Stock, representing approximately 3.2% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 2,447,847 shares of Common Stock, representing approximately 10.6% of the outstanding Common Stock.

     Foreign has sole power to vote and to dispose of 285,613 shares of Common Stock, representing approximately 1.2% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 2,902,338 shares of Common Stock, representing approximately 12.6% of the outstanding Common Stock.

     By virtue of being the sole shareholder of MJDM Corp., Michael J. Marocco may be deemed to have shared power to vote and to dispose of 3,187,951 shares of Common Stock, representing approximately 13.8% of the outstanding Common Stock.

     By virtue of being the majority shareholder and director of Four JK Corp., John Kornreich may be deemed to have shared power to vote and to dispose of 3,187,951 shares of Common Stock, representing approximately 13.8% of the outstanding Common Stock.

     By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and to dispose of 3,187,951 shares of Common Stock, representing approximately 13.8% of the outstanding Common Stock.

     By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote and to dispose of 3,187,951 shares of Common Stock, representing approximately 13.8% of the outstanding Common Stock.

     Barry Fingerhut has sole power to vote and to dispose of 1,000 shares of Common Stock, representing approximately 0.01% of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Wheatley Partners II, L.P., Barry Fingerhut may be deemed to have shared power to vote and to dispose of 5,775,951 shares of Common Stock, representing approximately 25.0% of the outstanding Common Stock.

     Irwin Lieber has sole power to vote and to dispose of 6,000 shares of Common Stock, representing approximately 0.01% of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Wheatley Partners II, L.P., Irwin Lieber may be deemed to have shared power to vote and to dispose of 5,775,951 shares of Common Stock, representing approximately 25.0% of the outstanding Common Stock.

     Wheatley Partners II, L.P. has sole power to vote and to dispose of 2,588,000 shares of Common Stock, representing approximately 11.2% of the outstanding Common Stock.

     AC Corp. may be deemed to have shared power to vote and to dispose of 2,588,000 shares of Common Stock, representing approximately 11.2% of the outstanding Common Stock.

     By virtue of being a general partner of Wheatley Partners II, L.P. and an officer of AC Corp., Seth Lieber may be deemed to have shared power to vote and to dispose of 2,588,000 shares of Common Stock, representing approximately 11.2% of the outstanding Common Stock.

     By virtue of being a general partner of Wheatley Partners II, L.P. and an officer of AC Corp., Jonathan Lieber may be deemed to have shared power to vote and to dispose of 2,588,000 shares of Common Stock, representing approximately 11.2% of the outstanding Common Stock.

     Woodland Partners may be deemed to have shared power to vote and to dispose of 463,000 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 2.0% of the outstanding Common Stock.

     By virtue of being a general partner of Woodland Partners, a Trustee of the Foundation, an officer of Woodland Services Corp. and the wife of Barry Rubenstein, Marilyn Rubenstein may be deemed to have shared power to vote and to dispose of 463,000 shares of Common stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 2.0% of the outstanding Common Stock.

     The Foundation may be deemed to have shared power to vote and to dispose of 463,000 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 2.0% of the outstanding Common Stock.

     By virtue of being the sole shareholder of SERF Corp., Douglas Schimmel may be deemed to have shared power to vote and to dispose of 3,187,951 shares of Common Stock, representing approximately 13.8% of the outstanding Common Stock.

     By virtue of being the sole shareholder of TERPSI Corp., Hannah Stone may be deemed to have shared power to vote and to dispose of 3,187,951 shares of Common Stock, representing approximately 13.8% of the outstanding Common Stock.

     By virtue of being the sole shareholder of JIRAKAL Corp., David Lee may be deemed to have shared power to vote and to dispose of 3,187,951 shares of Common Stock, representing approximately 13.8% of the outstanding Common Stock.

     (c) The following is a description of all transactions in the securities of the Issuer by the persons identified in Item 2 of this Schedule 13D effected from October 13, 1999 through January 6, 2000, inclusive:

                                  Date Purchased            Number of Shares            Price Per
Name of Shareholder               (Sold)                    Purchased or (Sold)             Share
-------------------               ------                    -------------------             -----
Barry Rubenstein                  12/31/99                  (100,000)                  $     7.50

Barry Rubenstein                  12/28/99                  (110,000)                  $   7.4375
Rollover IRA

Woodland Venture Fund             12/14/99                  (114,000)                  $   10.125

                                  12/16/99                  (100,415)                  $    7.875

                                  12/29/99                  (50,000)                   $    8.875

                                  12/31/99                  (100,000)                  $     7.50

Seneca Ventures                   12/15/99                  (75,000)                   $    8.625

                                  12/16/99                  (68,636)                   $    7.875

                                  12/29/99                  (50,000)                   $    8.875

                                  12/31/99                  (100,000)                  $     7.50

21st Century Communications       12/14/99                  (169,507)                  $   10.125
Partners, L.P.
                                  12/15/99                  (135,606)                  $    8.625

                                  12/21/99                  (101,704)                  $   7.4375

                                  12/23/99                  (67,800)                   $   7.1875

                                  Date Purchased            Number of Shares            Price Per
Name of Shareholder               (Sold)                    Purchased or (Sold)             Share
-------------------               ------                    -------------------             -----
                                  12/30/99                  (101,700)                  $     7.50

                                  12/31/99                  (124,852)                  $     7.50

                                  12/31/99                   (10,748)                  $     7.50

                                  1/5/00                     (98,314)                  $   6.5625

                                  1/6/00                    (101,704)                  $   6.9375

21st Century Communications       12/14/99                   (57,673)                  $   10.125
T-E Partners, L.P.
                                  12/15/99                   (46,138)                  $    8.625

                                  12/21/99                   (34,603)                  $   7.4375

                                  12/23/99                   (23,000)                  $   7.1875

                                  12/30/99                   (34,600)                  $     7.50

                                  12/31/99                   (46,000)                  $     7.50

                                  1/5/00                        (158)                  $   6.5625

                                  1/5/00                    ( 33,292)                  $   6.5625

                                  1/6/00                     (34,604)                  $   6.9375

21st Century Communications       12/14/99                   (22,820)                  $   10.125
Foreign Partners, L.P.
                                  12/15/99                   (18,256)                  $    8.625

                                  12/21/99                   (13,693)                  $   7.4375

                                  12/23/99                    (9,200)                  $   7.1875

                                  12/30/99                   (13,700)                  $     7.50

                                  12/31/99                   (11,941)                  $     7.50

                                  12/31/99                    (6,459)                  $     7.50

                                  1/5/00                     (13,236)                  $   6.5625

                                  1/6/00                     (13,692)                  $   6.9375

Woodland Partners                 12/14/99                   (35,714)                  $   10.125

                                  12/14/99                  (114,286)                  $   10.125

                                  12/15/99                  (203,467)                  $    8.625

                                  12/16/99                  (132,247)                  $    7.875

Wheatley Partners II, L.P.        12/14/99                  (400,000)                  $   10.125

                                  12/15/99                  (346,533)                  $    8.625

Name of Shareholder               (Sold)                    Purchased or (Sold)             Share
-------------------               ------                    -------------------             -----
                                  12/21/99                  (200,000)                  $    7.4375

                                  12/28/99                  (500,000)                  $    7.4375

                                  12/29/99                  (200,000)                  $   8.53125

                                  12/30/99                  (300,000)                  $      7.50

                                  12/30/99                   (63,000)                  $   7.53125

                                  12/31/99                  (506,000)                  $      7.50

                                  1/5/00                    (300,000)                  $    6.5625

                                  1/6/00                     (68,000)                  $     7.125

                                  1/6/00                    (275,000)                  $    6.9375

The Marilyn & Barry               12/14/99                  (104,237)                  $    10.875
Rubenstein Family Foundation

     All sales of shares of Common Stock were effected in open market transactions in the over-the-counter market.

     On December 14, 1999, Woodland Partners converted 360 shares of Series D Preferred Stock into 450,000 shares of the Common Stock of the Issuer.

     On December 17, 1999, Wheatley Partners II, L.P., Woodland Venture Fund and Seneca Ventures converted 4,000 shares, 240 shares and 160 shares of Series D Preferred Stock, respectively, into 5,000,000 shares, 300,000 shares and 200,000 shares, respectively, of the Common Stock of the Issuer.

     On December 20, 1999, 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P, converted 1898.4 shares, 646.4 shares and 255.2 shares of Series D Preferred Stock, respectively, into 2,373,000 shares, 808,000 shares and 319,000 shares, respectively, of the Common Stock of the Issuer.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     (e) Effective December 14, 1999, Brian Rubenstein and Rebecca Rubenstein ceased to be beneficial owners of more than 5% of the Common Stock of this Issuer.

                                    Signature

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Date:    February 4, 2000                            SENECA VENTURES

                                                     /s/Barry Rubenstein
                                                     --------------------------
                                                     Barry Rubenstein,
                                                     A General Partner

                                                     WOODLAND VENTURE FUND

                                                     /s/Barry Rubenstein
                                                     --------------------------
                                                     Barry Rubenstein,
                                                     A General Partner

                                                     WOODLAND SERVICES CORP.

                                                     /s/Barry Rubenstein
                                                     --------------------------
                                                     Barry Rubenstein,
                                                     President

                                                     WOODLAND PARTNERS

                                                     /s/Barry Rubenstein
                                                     --------------------------
                                                     Barry Rubenstein,
                                                     A General Partner

                                                     WHEATLEY PARTNERS II, L.P.

                                                     /s/Irwin Lieber
                                                     --------------------------
                                                     Irwin Lieber,
                                                     A General Partner

                                                     APPLEWOOD CAPITAL CORP.

                                                     /s/Irwin Lieber
                                                     --------------------------
                                                     Irwin Lieber,
                                                     Secretary and Treasurer

                                                     /s/Barry Rubenstein
                                                     --------------------------
                                                     Barry Rubenstein

                                                     /s/Barry Fingerhut
                                                     --------------------------
                                                     Barry Fingerhut

                                                     /s/Irwin Lieber
                                                     --------------------------
                                                     Irwin Lieber


                                                     /s/Jonathan Lieber
                                                     --------------------------
                                                     Jonathan Lieber


                                                     /s/Seth Lieber
                                                     --------------------------
                                                     Seth Lieber


                                                     /s/Marilyn Rubenstein
                                                     --------------------------
                                                     Marilyn Rubenstein


                                                     THE MARILYN AND BARRY
                                                     RUBENSTEIN FAMILY
                                                     FOUNDATION


                                                     By:/s/Barry Rubenstein
                                                     --------------------------
                                                     Barry Rubenstein, a Trustee


                                                              *
                                                     --------------------------
                                                     Brian Rubenstein


                                                              *
                                                     --------------------------
                                                     Rebecca Rubenstein
* By:/s/Barry Rubenstein
--------------------------
        Barry Rubenstein
        Attorney-in-Fact

                   21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

             By: Sandler Investment Partners, L.P., general partner
                 By: Sandler Capital Management, general partner
                      By: ARH Corp., general partner


                      By:/s/Edward Grinacoff
                         -----------------------------------------
                      Name:  Edward Grinacoff
                      Title:   Secretary and Treasurer


                 21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

             By: Sandler Investment Partners, L.P., general partner
                 By: Sandler Capital Management, general partner
                     By: ARH Corp., general partner


                     By:/s/Edward Grinacoff
                        -----------------------------------------
                     Name: Edward Grinacoff
                     Title:   Secretary and Treasurer


                  21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS,
                  L.P.

             By: Sandler Investment Partners, L.P., general partner
                 By: Sandler Capital Management, general partner
                     By: ARH Corp., general partner


                     By:/s/Edward Grinacoff
                        -----------------------------------------
                     Name: Edward Grinacoff
                     Title:   Secretary and Treasurer

                                            /s/Michael J. Marocco
                                            ------------------------------------
                                            Michael J. Marocco


                                            /s/John Kornreich
                                            ------------------------------------
                                            John Kornreich


                                            /s/Harvey Sandler
                                            ------------------------------------
                                            Harvey Sandler


                                            /s/Andrew Sandler
                                            ------------------------------------
                                            Andrew Sandler


                                            /s/Douglas Schimmel
                                            ------------------------------------
                                            Douglas Schimmel


                                            /s/Hannah Stone
                                            ------------------------------------
                                            Hannah Stone


                                            /s/David Lee
                                            ------------------------------------
                                            David Lee


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).